Filed Pursuant to Rule 433

Registration No. 333-228827

Free Writing Prospectus Dated April 8, 2020

EOG Resources, Inc.

Pricing Term Sheet

$750,000,000 4.375% Senior Notes due 2030

$750,000,000 4.950% Senior Notes due 2050

Issuer:	EOG Resources, Inc.

Ratings*:	Moody’s: A3 (stable) S&P: A- (negative)

Trade Date:	April 8, 2020

Settlement Date:	April 14, 2020 (T+3)

\Interest Payment Dates:	April 15 and October 15, commencing on October 15, 2020

	Senior Notes due 2030	Senior Notes due 2050

Principal Amount:	$750,000,000	$750,000,000

Maturity Date:	April 15, 2030	April 15, 2050

Coupon:	4.375%	4.950%

Benchmark Treasury:	1.500% due February 15, 2030	2.375% due November 15, 2049

Benchmark Treasury Yield:	0.755%	1.363%

Spread to Benchmark Treasury:	+362.5 basis points	+362.5 basis points

Yield to Maturity:	4.380%	4.988%

Price to Public:	99.960% of Principal Amount	99.412% of Principal Amount

Optional Redemption:

Make-whole Call:	If before January 15, 2030, treasury rate plus 50 basis points	If before October 15, 2049, treasury rate plus 50 basis points

Par Call:	At any time on or after January 15, 2030	At any time on or after October 15, 2049

CUSIP/ISIN:	26875P AU5 / US26875PAU57	26875P AT8 / US26875PAT84

Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC BMO Capital Markets Corp. CIBC World Markets Corp. Scotia Capital (USA) Inc. SunTrust Robinson Humphrey, Inc. Wells Fargo Securities, LLC

Co-Managers:	Barclays Capital Inc. BofA Securities, Inc. Goldman Sachs & Co. LLC PNC Capital Markets LLC SMBC Nikko Securities America, Inc. U.S. Bancorp Investments, Inc. Comerica Securities, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at (800) 831-9146 or J.P. Morgan Securities LLC at (212) 834-4533.